Exhibit 99.1

Valeritas Announces Common Stock Purchase Agreement
by Institutional Investor, Aspire Capital Fund, LLC

BRIDGEWATER, New Jersey, September 22, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX) today announced that it has entered into a common stock purchase agreement (the "Agreement") with Aspire Capital Fund, LLC ("Aspire Capital"), an Illinois limited liability company. Under the terms of the Agreement, Aspire Capital has committed to purchase up to $20.0 million of Valeritas’ common stock at Valeritas’ request from time to time during a 30-month period after a newly filed S-1 registration statement covering the sale of the shares by Aspire Capital is declared effective and at prices based on the market price at the time of each sale. There is no hedging and no warrants, derivatives, or other share classes associated with this agreement.
“This agreement with Aspire provides us access to capital to support our commercial operations and advancing our product pipeline,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Our relationship with Aspire allows us to strengthen our balance sheet over time without banking commissions or warrants. Controlling the timing and amount of common stock being sold is key, as we can use this facility to opportunistically strengthen our balance sheet over the next thirty months without unnecessary dilution.”

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Exhibit 99.1

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
610-368-6505
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
(206) 451-4823
pr@valeritas.com